EXHIBIT 10.3(c)

                       IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF NEW JERSEY




------------------------------------
                                    )
United States of America            )
                                    )
                   Plaintiff,       )
                                    )        Civil Action No.
                  v.                )
                                    )
American Optical Company            )
B. Jadow and Sons, Inc.             )
Bethlehem Steel Corporation         )
CPS Chemical Company, Inc.          )
Cyro Industries Inc.                )
Cytec Industries                    )
Dentsply International, Inc.        )
E.I. DuPont de Nemours & Co.        )
RTI, Inc.                           )
                                    )
                   Defendants.      )
------------------------------------




                             PARTIAL CONSENT DECREE

                                  I. BACKGROUND

     A. The United States of America ("United States"), on behalf of the Administrator of the United States Environmental Protection Agency (as defined below, "EPA"), filed a complaint in this matter pursuant to Sections 106 and 107 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (as defined below, "CERCLA"), 42 U.S.C. ss.ss. 9606 and 9607, seeking injunctive relief regarding the cleanup of the Nascolite Corporation Superfund Site in Millville and Vineland, New Jersey (as defined below, "Site"), and recovery of costs incurred and to be incurred in responding to the release or threat of release of hazardous substances at or in connection with the Site.

     B. As a result of the release or threatened release of hazardous substances, EPA has undertaken response actions at or in connection with the Site under Section 104 of CERCLA, 42 U.S.C. ss. 9604, and will undertake response actions in the future. In performing these response actions, EPA has incurred and will continue to incur Response Costs (as defined below) at or in connection with the Site.

     C. Pursuant to Section 105 of CERCLA, 42 U.S.C. ss. 9605, EPA placed the Site on the National Priorities List, set forth at 40 C.F.R. Part 300, Appendix B, by publication in the Federal Register in September, 1983.

     D. In response to a release or a substantial threat of a release of hazardous substances at or from the Site, and with funds provided by EPA, in November, 1984 the New Jersey Department of Environmental Protection ("State") commenced a Remedial Investigation and Feasibility Study ("RI/FS") for the Site pursuant to 40 C.F.R. ss. 300.430.

     E. At the conclusion of the RI/FS, EPA and the State determined that additional data were necessary to assess remedial actions for contaminated soils. However, there was sufficient information available upon which to begin planning remedial activities to treat contaminated groundwater. Consequently, the Site was divided into two operable units, the first of which addresses groundwater (as defined below, "OU1") and the second of which addresses surface soils and on-site structures (as defined below, "OU2").

     F. Pursuant to Section 117 of CERCLA, 42 U.S.C. ss. 9617, EPA published notice of the completion of the RI/FS and of the proposed plan for the OU1 remedial action in February of 1988, in a major local newspaper of general circulation. EPA provided an opportunity for written and oral comments from the public on the proposed plan for the OU1 remedial action. A public meeting concerning OU1 was held on March 7, 1988 in the Millville City Hall Municipal Complex.

     G. The decision by EPA on the OU1 remedial action implemented and to be implemented at the Site is embodied in a final record of decision executed on March 31, 1988 ("OU1 Record of Decision"). The OU1 Record of Decision includes a responsiveness summary to public comments. Notice of the final plan was published in accordance with Section 117(b) of CERCLA.

     H. On March 31, 1989 EPA entered into an Administrative Order on Consent (II-CERCLA-90102) with American Cyanamid Company (the predecessor to Cytec Industries Inc.) and CYRO Industries Inc. for the installation of a water main to potentially effected residents, as required by the OU1 Record of Decision.

     I. On September 24, 1990 EPA issued an Administrative Order (Index No. II-CERCLA-00115) to, among others, Defendants B. Jadow and Sons, Inc. and Dentsply International, Inc. The Administrative Order required the Respondents named therein to undertake and complete the OU1 remedial design, remedial action and operation and maintenance phases of work.

     J. On August 9, 1994 EPA issued an Administrative Order (Index No. II-CERCLA-94-0124) to Defendants CPS Chemical Company, Inc., RTI, Inc. and Bethlehem Steel Corporation. The Administrative Order required these three Respondents to coordinate the undertaking of remedial activities with the Respondents named in the 1990 Administrative Order.

     K. Pursuant to the two Administrative Orders, certain of the Respondents named therein have funded the OU1 remedial design and a portion of the OU1 remedial action.

     L. On June 28, 1991 the Record of Decision for OU2 was issued ("OU2 Record of Decision"). The OU2 Record of Decision calls for remediation of soils at the Site. EPA has funded and completed the remedial design called for by the OU2 Record of Decision.

     M. The Regional Administrator of EPA, Region II, or her delegatee, has determined the following:

          1. prompt settlement with each Settling Defendant (as defined below) is practicable and in the public interest within the meaning of Section 122(g)(1) of CERCLA, 42 U.S.C. ss. 9622(g)(1);


          2. the payment to be made by each Settling Defendant under this Consent Decree (as defined below) involves only a minor portion of the Response Costs at the Site within the meaning of Section 122(g)(1) of CERCLA, 42 U.S.C. ss. 9622(g)(1), based upon EPA's estimate that the total Response Costs incurred and to be incurred at or in connection with the Site by the EPA Hazardous Substance Superfund (as defined below) and by private parties is between $30,000,000 and $35,000,000; and

          3. the amount of hazardous substances contributed to the Site by each De Minimis Settling Defendant and the toxic or other hazardous effects of the hazardous substances contributed to the Site by each De Minimis Settling Defendant is minimal in comparison to other hazardous substances at the Site within the meaning of Section 122(g)(1)(A) of CERCLA, 42 U.S.C. ss. 9622(g)(1)(A). This is because the amount of hazardous substances contributed to the Site by each De Minimis Settling Defendant does not exceed approximately 1.61% of the more than 5,100,000 pounds of hazardous substances sent to the Site and the hazardous substances contributed by each De Minimis Settling Defendant to the Site are not significantly more toxic or of significantly greater hazardous effect than other hazardous substances at the Site. Appendix A.

     N. The Settling Defendants do not admit any liability to the United States arising out of the transactions or occurrences alleged in the complaint.

     O. The United States and Settling Defendants agree that settlement without further litigation and without the admission or adjudication of any issue of fact or law is the most appropriate means of resolving this action with respect to Settling Defendants.

     THEREFORE, with the consent of the Parties (as defined below) to this Consent Decree, it is ORDERED, ADJUDGED, and DECREED:


                                II. JURISDICTION
                                    ------------

          1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. ss.ss. 1331 and 1345 and 42 U.S.C. ss. 9613(b), and also has personal jurisdiction over Settling Defendants. Settling Defendants consent to and shall not challenge the terms of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.


                               III. PARTIES BOUND
                                    -------------

          2. This Consent Decree is binding upon the United States and upon Settling Defendants and their successors and assigns. Any change in ownership or corporate or other legal status of a Settling Defendant, including but not limited to, any transfer of assets or real or personal property shall in no way alter such Settling Defendant's responsibilities under this Consent Decree.


                            IV. STATEMENT OF PURPOSE
                                --------------------

          3. By entering into this Consent Decree, the mutual objectives of the Parties are:

               a. to reach a final settlement among the Parties with respect to the Site pursuant to Section 122(g) of CERCLA, 42 U.S.C. ss. 9622(g), that allows Settling Defendants to make a cash payment, including a premium, to resolve their alleged civil liability under Sections 106 and 107 of CERCLA, 42 U.S.C. ss.ss. 9606 and 9607, for injunctive relief with regard to the Site and for Response Costs incurred and to be incurred at or in connection with the Site, thereby reducing litigation relating to the Site;

               b. to simplify any remaining administrative and judicial enforcement activities concerning the Site by eliminating a number of potentially responsible parties from further involvement at the Site; and

               c. to obtain settlement with Settling Defendants for their fair share of Response Costs incurred at or in connection with the Site, and to be incurred at or in connection with the OU1 Remedy, by the EPA Hazardous Substance Superfund, and by private parties, and to provide for full and complete contribution protection for Settling Defendants with regard to the Site pursuant to Sections 113(f)(2) and 122(g)(5) of CERCLA, 42 U.S.C. ss.ss. 9613(f)(2) and 9622(g)(5).

                                 V. DEFINITIONS
                                    -----------

          4. Unless otherwise expressly provided herein, terms used in this Consent Decree that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in the statute or regulations. Whenever the terms listed below are used in this Consent Decree, the following definitions shall apply:

               a. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601, et seq.

               b. "Consent Decree" shall mean this Consent Decree and all appendices attached hereto. In the event of conflict between this Consent Decree and any appendix, the Consent Decree shall control.

               c. "Day" shall mean a calendar day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

               d. "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities.

               e. "EPA Hazardous Substance Superfund" shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. ss. 9507.

               f. "Interest" shall mean interest at the current rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. ss. 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. ss. 9607(a).

               g. "OU1" shall mean the operable unit addressing groundwater contamination at the Site, as described in the OU1 Record of Decision.

               h. "OU1 Remedy" shall mean all response actions undertaken at the Site to implement the remedy identified in the OU1 Record of Decision.

               i. "OU2" shall mean the operable unit addressing contaminated surface soils and structures at the Site, as described in the OU2 Record of Decision.

               j. "OU2 Remedy" shall mean all response actions undertaken at the Site other than the response actions undertaken to implement the remedy identified in the OU1 Record of Decision. This definition shall include, but not be limited to, those response actions undertaken to implement the remedy identified in the OU2 Record of Decision, and any response actions that may be undertaken as part of additional operable units.

               k. "Paragraph" shall mean a portion of this Consent Decree identified by an arabic numeral or an upper or lower case letter.

               l. "Parties" shall mean the United States and the Settling Defendants.

               m. "Response Costs" shall mean all costs of "response" as that term is defined by Section 101(25) of CERCLA, 42 U.S.C. ss. 9601(25).

               n. "Section" shall mean a portion of this Consent Decree identified by a roman numeral.

               o. "Settling Defendants" shall mean those persons, corporations or other entities listed in Appendix B.

               p. "Site" shall mean the Nascolite Corporation Superfund site, encompassing approximately 17.5 acres, located at the intersection of U.S. Route 55 and Wheaton Avenue on Doris Avenue in Millville and Vineland, Cumberland County, New Jersey and depicted generally on the map attached as Appendix C.

               q. "United States" shall mean the United States of America, including its departments, agencies and instrumentalities.

                                   VI. PAYMENT
                                       -------

          5. By the latter of either January 15, 1997 or 30 Days after the effective date of this Consent Decree, each Settling Defendant shall pay to the EPA Hazardous Substance Superfund the amount set forth below:

               B. Jadow and Sons, Inc. .......................$231,762

               Bethlehem Steel Corporation ................... $53,746

               CPS Chemical Company, Inc. ....................$576,870

               Dentsply International, Inc. ........................$1

               RTI, Inc. ......................................$32,247

          6. Each Settling Defendant's payment, other than that to be made by Dentsply International, Inc. ("Dentsply"), includes an amount for: (a) past Response Costs incurred at or in connection with the Site; (b) projected future Response Costs to be incurred in connection with the OU1 Remedy ("OU1 Future Costs"); and (c) a 100% premium on OU1 Future Costs to cover the risks and uncertainties associated with this settlement, including but not limited to, the risk that total Response Costs incurred or to be incurred at or in connection with the OU1 Remedy by the EPA Hazardous Substance Superfund, or by any private party, will exceed the estimated total Response Costs upon which Settling Defendants' payments are based. Dentsply has previously paid $37,400 to fund a portion of the OU1 Remedy, an amount in excess of Dentsply's allocated portion of past Response Costs, OU1 Future Costs and the 100% premium which has been added to OU1 Future Costs. B. Jadow and Sons, Inc. ("B. Jadow") has previously paid $29,800 to fund a portion of the OU1 Remedy; this amount has been deducted to reach the payment figure stated above for B. Jadow.

          7. Each payment shall be made by certified or cashier's check made payable to "EPA Hazardous Substance Superfund." Each check shall reference the name and address of the party making payment, the Site name, the EPA Region and Site Spill ID Number 02C6 and DOJ Case Number 90-11-2-492 and shall be sent to:

                  EPA Superfund
                  EPA Region II
                  Attention: Superfund Accounting
                  P.O. Box 360188M
                  Pittsburgh, PA 15251

          8. At the time of payment, each Settling Defendant shall send notice that such payment has been made to:

                  Chief, Environmental Enforcement Section
                  United States Department of Justice
                  DOJ Case No. 90-11-2-492
                  P.O. Box 7611
                  Washington, D.C. 20044-7611

                  Mr. Ronald Gherardi
                  Financial Management Officer
                  United States Environmental Protection Agency
                  290 Broadway - 29th Floor
                  New York, NY 10007


                          VII. FAILURE TO MAKE PAYMENT
                               -----------------------

          9. If any Settling Defendant fails to make full payment within the time required by Paragraph 5, that Settling Defendant shall pay Interest on the unpaid balance. In addition, if any Settling Defendant fails to make full payment as required by Paragraph 5, the United States may, in addition to any other available remedies or sanctions, bring an action against that Settling Defendant seeking injunctive relief to compel payment and/or seeking civil penalties under Section 122(1) of CERCLA, 42 U.S.C. 9622(1), for failure to make timely payment.


                    VIII. CERTIFICATION OF SETTLING DEFENDANT
                          -----------------------------------

          10. By signing this Consent Decree, each Settling Defendant certifies, individually, that, to the best of its knowledge and belief, it has:

               a. conducted a thorough, comprehensive, good faith search for documents, and has fully and accurately disclosed to EPA, all information currently in its possession, or in the possession of its officers, directors, employees, contractors or agents, which relates in any way to the ownership, operation, or control of the Site, or to the ownership, possession, generation, treatment, transportation, storage or disposal of a hazardous substance, pollutant, or contaminant at or in connection with the Site;

               b. not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents, or other information relating to its potential liability regarding the Site after notification of potential liability or the filing of a suit against it regarding the Site; and

               c. fully complied with any and all EPA requests for information regarding the Site pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. ss.ss. 9604(e) and 9622(e) and Section 3007 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6927.


                    IX. COVENANT NOT TO SUE BY UNITED STATES
                        ------------------------------------

          11. In consideration of the payments that will be made by Settling Defendants under the terms of this Consent Decree, and except as specifically provided in Section X (Reservations of Rights by United States), the United States covenants not to sue or take administrative action against any of the Settling Defendants pursuant to Sections 106 or 107 of CERCLA, 42 U.S.C. ss.ss. 9606 or 9607, relating to the Site. With respect to present and future liability, this covenant not to sue shall take effect for each Settling Defendant upon receipt of that Settling Defendant's payment as required by
Section VI of this Consent Decree. With respect to each Settling Defendant, individually, this covenant not to sue is conditioned upon: (a) the satisfactory performance by Settling Defendant of all obligations under this Consent Decree; and (b) the veracity of the information provided to EPA by Settling Defendant relating to Settling Defendant's involvement with the Site. This covenant not to sue extends only to Settling Defendants and does not extend to any other person.

                   X. RESERVATIONS OF RIGHTS BY UNITED STATES
                      ---------------------------------------

          12. The covenant not to sue by the United States set forth in Paragraph 11 does not pertain to any matters other than those expressly specified in Paragraph 11. The United States reserves, and this Consent Decree is without prejudice to, all rights against Settling Defendants with respect to all other matters including, but not limited to, the following:

               a. liability for failure to meet a requirement of this Consent Decree;

               b. criminal liability;

               c. liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments; or

               d. liability arising from the future arrangement for disposal or treatment of a hazardous substance, pollutant or contaminant at the Site after the date of lodging of this Consent Decree.

          13. a. Notwithstanding any other provision in this Consent Decree, the United States reserves, and this Consent Decree is without prejudice to, the right to institute proceedings against any individual Settling Defendant in this action or in a new action or to issue an administrative order to any individual Settling Defendant seeking to compel that Settling Defendant to perform response actions relating to the Site, and/or to reimburse the United States for additional costs of response, if information is discovered which indicates that such Settling Defendant contributed hazardous substances to the Site in such greater amount or of such greater toxic or other hazardous effects that such Settling Defendant no longer qualifies as a de minimis party at the Site because such Settling Defendant contributed greater than 1.61% of the hazardous substances at the Site, or contributed hazardous substances which are significantly more toxic or are of significantly greater hazardous effect than other hazardous substances at the Site.

               b. Notwithstanding any other provision in this Consent Decree, the United States reserves, and this Consent Decree is without prejudice to, the right to institute proceedings against any individual Settling Defendant in this action or in a new action or to issue an administrative order to any individual Settling Defendant seeking to compel that Settling Defendant to perform response actions, and/or to reimburse the United States for additional costs of response, all with respect to the OU2 Remedy only, if information is discovered which indicates that such Settling Defendant contributed hazardous substances to the Site that caused the incurrence of Response Costs with respect to the OU2 Remedy.


                 XI. COVENANT NOT TO SUE BY SETTLING DEFENDANTS
                     ------------------------------------------

          14. Settling Defendants covenant not to sue and agree not to assert any claims or causes of action against the United States or its contractors or employees with respect to the Site or this Consent Decree including, but not limited to:

               a. any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. ss.ss. 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

               b. any claim arising out of response activities at the Site; and

               c. any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. ss.ss. 9607 and 9613, relating to the Site.

          15. Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. ss. 9611, or 40 C.F.R. 300.700(d).

          16. Settling Defendants covenant not to sue and agree not to assert any claims or causes of action against each other with regard to the Site pursuant to Sections 107 or 113 of CERCLA, 42 U.S.C. ss.ss. 9607 and 9613.


                XII. EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION
                     --------------------------------------------

          17. Nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Consent Decree. The United States and Settling Defendants each reserve any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action which each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto.

          18. In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of Response Costs, or other relief relating to the Site, Settling Defendants shall not assert, and may not maintain, any defense or claims based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised in the subsequent proceeding were or should have been brought in the instant action; provided, however, that nothing in this Paragraph affects the enforceability of the covenant not to sue included in Paragraph 11.

          19. The Parties agree, and by entering this Consent Decree this Court finds, that each Settling Defendant is entitled, as of the date of entry of this Consent Decree, to protection from contribution actions or claims as provided by Sections 113(f)(2) and 122(g)(5) of CERCLA, 42 U.S.C. 9613(f)(2) and 9622(g)(5),
for "matters addressed" in this Consent Decree. The "matters addressed" in this Consent Decree are all response actions taken and to be taken by the United States and by private parties, and all Response Costs incurred and to be incurred by the United States and by private parties, at or in connection with the Site.

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

                         XIII. RETENTION OF JURISDICTION
                               -------------------------

          20. This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Consent Decree.


                           XIV. INTEGRATION/APPENDICES
                                ----------------------

          21. This Consent Decree and its appendices constitute the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree. The following appendices are attached and incorporated into this Consent
Decree:

               "Appendix A" is the Waste-In List.

               "Appendix B" is the List of Settling Defendants.

               "Appendix C" is the Site Map.


                               XV. PUBLIC COMMENT
                                   --------------

          22. This Consent Decree shall be lodged with the Court for a period of not less than 30 Days for public notice and comment. The United States shall file with the Court any written comments received and the United States' response thereto. The United States reserves the right to withdraw or withhold its consent if comments regarding the Consent Decree disclose facts or considerations which indicate that this Consent Decree is inappropriate, improper or inadequate. Settling Defendants consent to entry of this Consent Decree without further notice, and the United States reserves the right to oppose an attempt by any person to intervene in this civil action.

                               XVI. EFFECTIVE DATE
                                    --------------

          23. The effective date of this Consent Decree shall be the date of entry by this Court, following public comment pursuant to Paragraph 22.


                            XVII. SIGNATORIES/SERVICE
                                  -------------------

          24. Each undersigned representative of a Settling Defendant to this Consent Decree and the Assistant Attorney General for the Environment and Natural Resources Division of the United States Department of Justice, or her delegatee, certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and bind legally such party to this document.

          25. Each Settling Defendant hereby agrees not to oppose entry of this Consent Decree by this Court or to challenge any provision of this Consent Decree, unless the United States has notified Settling Defendants in writing that it no longer supports entry of the Consent Decree.

          26. Each Settling Defendant shall identify, on the attached signature page, the name and address of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this Consent Decree. Settling Defendants hereby agree to accept service including, but not limited to, service of a summons, in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court.


SO ORDERED THIS ----- DAY OF ----------------, 1997.


                                           -----------------------------
                                           United States District Judge

THE  UNDERSIGNED  PARTY enters into this Consent  Decree in the matter of UNITED
STATES  V.  AMERICAN  OPTICAL  COMPANY,   ET  AL.,  relating  to  the  Nascolite
Corporation Superfund Site.


                                   For:     ------------------------------
                                            Settling Defendant Name


Date: -------------------                   ------------------------------
                                            Signature

                                            ------------------------------
                                            Name - Please Type

                                            ------------------------------
                                            Title

                                            ------------------------------
                                            Address


                                            ------------------------------

         Agent Authorized to Accept Service on Behalf of Above-signed
Party:


Date: -------------------                   ------------------------------
                                            Signature

                                            ------------------------------
                                            Name - Please Type

                                            ------------------------------
                                            Title

                                            ------------------------------
                                            Address

                                            ------------------------------


                                            ------------------------------
                                            Telephone Number

                           APPENDIX A - WASTE-IN LIST



COMPANY NAME                    WASTE-IN (PDS/%)            PAYMENT
------------                    ----------------            -------

B. Jadow and Sons, Inc.            37,285/0.73             $231,762

Bethlehem Steel Corporation         7,740/0.15             $ 53,746

CPS Chemical Company, Inc.         81,800/1.61             $576,870

Dentsply International, Inc.        3,529/0.07             $      1

RTI, Inc.                           4,400/0.09             $ 32,247

--------------------------------------------------------------------------------

Cytec Industries               1,979,520/38.95

American Optical Company       1,085,850/21.37

CYRO Industries Inc.           1,826,400/35.94

E.I. DuPont de Nemours             55,845/1.10